UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2009

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) — Amended and Restated Employment Agreement — President and Chief Executive Officer

On July 30, 2008, the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) appointed Rion B. Needs President and Chief Executive Officer and a director of the Company, effective January 1, 2009. Mr. Needs previously served as the Company’s Senior Vice President and Chief Operating Officer, a position he had held since July 2007.

On January 21, 2009, the Compensation Committee of Board of Directors of the Company approved an employment agreement between Asset Acceptance, LLC (the “LLC”), a wholly owned subsidiary of the Company, and Mr. Needs, which was subsequently entered into by the parties (the “Employment Agreement”). The Employment Agreement amended and restated in its entirety the existing employment agreement between the LLC and Mr. Needs, dated July 20, 2007, as amended.

Pursuant to the terms of the Employment Agreement, Mr. Needs will serve as President and Chief Executive Officer of the Company and the LLC. The Employment Agreement has an initial term of three years beginning January 1, 2009, which term will be automatically extended for additional one-year terms unless at least two years before the end of the applicable term, either party gives notice of its intent not to extend such term or the Employment Agreement is terminated in accordance with its termination provisions. In any case, the term of the Employment Agreement cannot be extended beyond December 31, 2018.

Pursuant to the terms of the Employment Agreement, Mr. Needs will receive an annual base salary of $500,000, subject to annual review, and is entitled to participate in such cash bonus plans as may be determined by the Board of Directors of the Company. Mr. Needs’ target bonus rate will be set at 80% of his base salary.

Subject to certain conditions, the Employment Agreement provides that Mr. Needs will receive the following equity awards:

•

in 2009, a mix of stock options (that vest in 25% annual increments over a four-year period), performance-based restricted stock units or other types of equity awards, as determined by the Company’s compensation committee, having a total value equal to not less than 250,000 “Option Equivalents” (as defined in the Employment Agreement); and

•

in each of the following three years (2010, 2011 and 2012), a mix of stock options (that vest in 25% annual increments over a four-year period), performance-based restricted stock units or other types of equity awards, as determined by the Company’s Compensation Committee, having a total value equal to not less than 62,500 “Option Equivalents” (as defined in the Employment Agreement).

Mr. Needs is also subject to certain confidentiality, non-competition and non-interference provisions pursuant to the terms of the Employment Agreement.

Pursuant to the terms of the Employment Agreement and subject to certain conditions, Mr. Needs is entitled to the following severance benefits if he is terminated without “Cause” or he resigns after a “Substantial Breach” (as such terms are defined in the Employment Agreement):

•

his regular base salary for a period of twenty-four months (or in the case of a termination without “Cause,” twenty-four months less the period of time between the date written notice of such termination is given by the Company and the termination date); or

•

if Mr. Needs is so terminated within one year after the effective date of a “Change in Control” (as defined in the Employment Agreement), he is entitled, in lieu of the amounts described above, to severance benefits equal to:

•	two times his regular base salary as in effect at the end of the calendar year preceding the termination date; plus

•	two times the amount of his bonus for the fiscal year immediately preceding the effective date of the “Change in Control”.

Pursuant to the terms of the Employment Agreement and subject to certain conditions, if Mr. Needs is terminated without “Cause” or he resigns after a “Substantial Breach” (as such terms are defined in the Employment Agreement), the LLC shall reimburse him for his COBRA costs (including dependent coverage) in any group health, vision and dental benefit plans provided by the Company for a period of eighteen months following the termination date.

If within ninety days after the termination date for a termination without “Cause” or resignation after a “Substantial Breach” the Board of Directors of the Company becomes aware of facts that would have justified termination for “Cause,” pursuant to the terms of the Employment Agreement and subject to certain conditions, the LLC may refrain from paying Mr. Needs certain unpaid severance obligations under the Employment Agreement or require him to repay any such previously paid amounts.

Pursuant to the terms of the Employment Agreement and subject to certain conditions, any severance payments described above will be capped at one times Mr. Needs’ regular base salary (at the rate in effect on the termination date) if at any time during the six months after the termination date if the price of the Company’s common stock drops below the level specified in the Employment Agreement and the Board of Directors determines in good faith that such decline was materially attributable to the action or inaction of Mr. Needs.

If any payments to which Mr. Needs is entitled pursuant to the Employment Agreement would otherwise constitute a parachute payment under Internal Revenue Code Section 280G, then pursuant to the terms of the Employment Agreement, such payments will be subject to reduction to the extent necessary to assure that Mr. Needs receives the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the after-tax amount of benefits after taking into account any excise tax imposed on such payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 26, 2009	Asset Acceptance Capital Corp.

	By:	/s/ E.L. Herbert
	Name:	E.L. Herbert
	Title:	Vice President-General Counsel